Delek US Completes the Acquisition of 48 Percent
Ownership Interest in Alon USA

BRENTWOOD, Tenn., May 14, 2015 (BUSINESS WIRE) – Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) announced that it has completed the acquisition of approximately 33.7 million shares, or approximately 48 percent of the outstanding shares, of Alon USA Energy, Inc. (NYSE: ALJ) (“Alon USA”) common stock from Alon Israel Oil Company, Ltd. (“Alon Israel”).

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, “We are pleased to have completed this transaction quickly and would like to thank the management teams of both Alon Israel and Alon USA for their support during this process. In addition, through the backing of our lenders, we were able to finance this transaction in a timely manner. This acquisition is an exciting strategic step for us as it broadens our asset diversity and we look forward to working with Alon USA’s Board of Directors and management team in the future.”

Five seats on the eleven-member Alon USA board of directors previously held by Alon Israel representatives have been filled by representatives from Delek US. This includes Delek US Chairman, President and Chief Executive Officer Uzi Yemin who has been named as the chairman of the Alon USA board.

Prior to commencing negotiations with Alon Israel, Delek US entered into a stockholder agreement with Alon USA. During the first year following the closing of this transaction, the stockholder agreement allows Delek US to acquire up to 49.99 percent of the outstanding shares of Alon USA at its discretion, with additional ownership above this threshold subject to the approval of the independent members of Alon USA’s board of directors. The stockholder agreement will expire on May 14, 2016, and Delek US will then have no further restrictions under this agreement related to increasing ownership in Alon USA.

Transaction Financing
The consideration paid by Delek US to acquire the Alon USA common stock consists of the issuance of 6.0 million shares of restricted Delek US common stock to Alon Israel; an unsecured $145.0 million promissory note with an interest rate of 5.5% payable to Alon Israel, which matures in January 2021; and $200.0 million of cash. Within two years of the closing of this transaction, an additional 200,000 shares of Delek US common stock may be issued to Alon Israel under certain circumstances as outlined in the stock purchase agreement with Alon Israel.

The cash payment was funded through a combination of cash on hand and an increase in Lion Oil’s term loan credit facility from $99.0 million to $275.0 million. The second amended and restated Lion Oil term loan facility, which closed on the same date as the acquisition of Alon USA common stock, has a five-year term and the interest rate is based, at Lion Oil’s election, on a LIBOR or base rate plus applicable margins, subject in each case to an all-in interest rate floor of 5.5%. Under the second amended and restated term loan facility, Fifth Third Bank is the administrative agent, lead collateral agent, a joint lead arranger and sole book runner, Bank Hapoalim B.M. is designated account collateral agent and a joint lead arranger, and Israel Discount Bank of New York is a joint lead arranger.

The approximate value of the transaction consideration is $564.5 million based upon a closing price of $36.59 per share of Delek US common stock on May 13, 2015.

Bank of America Merrill Lynch and Barclays acted as financial advisors to Delek US in connection with this transaction.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets fuel and merchandise through a network of approximately 360 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Delek US Holdings, Inc. also owns approximately 48 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; changes in the scope, costs, and/or timing of capital and maintenance projects; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; gains and losses from derivative instruments;; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States risks associated with our inability to control the operations of Alon USA as a result of our minority ownership position; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366
or
Chris Hodges
Founder & CEO
Alpha IR Group
312-445-2870